Exhibit 99.1
Codexis Reports First Quarter 2013 Results

-- Product gross margin increases to 38%; Product revenue up 34% from fourth quarter 2012 --

-- Conference call today at 4:30 pm ET --
REDWOOD CITY, Calif. - May 7, 2013 - Codexis, Inc. (NASDAQ: CDXS), a developer of engineered enzymes for pharmaceutical, biofuel and chemical production, today announced financial results for the first quarter ended March 31, 2013.
“We are very encouraged by the continued growth of our pharmaceutical business during the first quarter, which demonstrated strong sales and profit expansion,” said John Nicols, President and CEO of Codexis. “These improvements were driven in particular by long-term partnerships coming to commercial fruition, most notably significant sales of enzymes to Merck and stepped up collaborative revenue for argatroban injection through our partnership with Exela Pharma Sciences, LLC. We also continue to expand our pharmaceutical business through new partnerships, which we expect to increase our development pipeline into the future.”
First Quarter Financial Highlights:
As a result of the termination, effective August 31, 2012, of Codexis' Collaborative Research Agreement with Shell and the resulting loss of associated collaborative research and development revenue, Codexis believes that year-over-year comparisons for its first three quarters of 2013 are not an appropriate measure of the company's financial performance. All comparisons used below are on a quarter-over-quarter basis, comparing the first quarter of 2013 sequentially with the company's fourth quarter of 2012 financial results.
Revenues for the first quarter of 2013 were $11.5 million, a 45% increase from $7.9 million in the fourth quarter of 2012. Product revenue in the first quarter of 2013 was $9.1 million, a 34% increase from $6.8 million in the fourth quarter of 2012. Product gross margin in the first quarter was 38%, an increase compared to 15% in the fourth quarter of 2012. Collaborative research and development revenue for the first quarter of 2013 was $2.3 million, consisting of services of $0.6 million, an increase of 20% from $0.5 million in the fourth quarter of 2012 and royalties and license fees of $1.7 million, a 240% increase, compared to $0.5 million in the fourth quarter of 2012. The increase in royalty and license fees was primarily due to $1 million in revenue recognized from the launch of argatroban.
Research and development expenses in the first quarter of 2013 were $7.3 million, a decrease of 31% from $10.6 million for the fourth quarter of 2012. Selling, general and administrative expenses in the first quarter of 2013 were $8.1 million, an increase of 12% compared to $7.3 million in the fourth quarter of 2012. The decrease in research and development expenses and increase in selling, general and administrative expenses was primarily caused by the realignment of certain departments, including supply chain, engineering, quality control and quality assurance, into a newly created commercial operations department resulting in $1.6 million of expenses that were reclassified from research and development to selling, general and administrative beginning January 1, 2013. When combined, research and development expense and selling, general and administrative expense decreased by $2.4 million, or 14%, compared to the fourth quarter of 2012. The overall decrease was due to reductions in headcount and other discretionary expenses.
Net loss was $9.6 million, or a loss of $0.25 per share, based on 37.8 million weighted average common shares outstanding in the first quarter of 2013. This compares to a net loss of $15.5 million, or a loss of $0.41 per share, during the fourth quarter of 2012.

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Cash, cash equivalents, and marketable securities at March 31, 2013 were $46.1 million compared to $49.2 million at December 31, 2012.
Financial Outlook
Codexis' statements with regard to its outlook are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and the factors set forth under "Forward-Looking Statements" below.
Codexis reaffirms its prior outlook for the full year 2013. Total pharmaceutical revenues are expected in the range of $35 million to $40 million, with approximately $30 million of that total in product revenue. Product gross margin is expected to be in the range of 30% to 35%, and total gross margin for pharmaceutical revenue of approximately 50%. Regarding cash burn, Codexis continues to expect cash burn in the range of $12 million to $16 million for the year.
Conference Call and Webcast
Codexis will hold a live conference call and audio webcast on Tuesday, May 7, 2013, at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 800-798-2864 for domestic and 617-614-6206 for international. Please use the pass code 54501345 and call approximately 10 minutes prior to start time. A live webcast of the call will also be available from the Investors section of www.codexis.com. A recording of the call will be available by calling 888-286-8010 for domestic or 617-801-6888 for international, beginning approximately two hours after the call, and will be available for up to seven days. Please use the pass code 19359615 to access the replay. A webcast replay will also be available from the Investors section of www.codexis.com approximately two hours after the call, and will be available for up to 30 days.
About Codexis, Inc.
Codexis, Inc. engineers enzymes for pharmaceutical, biofuel and chemical production. Codexis' proven technology enables scale-up and implementation of biocatalytic solutions to meet customer needs for rapid, cost-effective and sustainable process development - from research to manufacturing. For more information, see www.codexis.com.
Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis' forecast for 2013 total pharmaceutical revenue, product revenue, product margin, total gross margin for pharmaceutical revenue and total cash burn; and Codexis' ability to secure new pharmaceutical partnerships that will build Codexis' pharmaceutical development pipeline. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis' control and that could materially affect actual results. Factors that could materially affect actual results include Codexis' dependence on obtaining third-party funding, or identifying and effecting some other strategic option for, its CodeXyme® cellulase enzymes and CodeXol® detergent alcohols programs; Codexis' need for substantial additional capital in the future in order to expand its business; Codexis' ability to maintain internal control over financial reporting; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; the success of cost saving measures Codexis undertook following the termination of the Shell collaboration, including Codexis' reduction in force; Codexis' dependence on a limited number of products and customers in its pharmaceutical business; customers' ability to timely pay amounts owed to Codexis; Codexis' primary reliance on one contract manufacturer for commercial scale production of substantially all of its enzymes; Codexis' ability to develop and commercialize new products for the pharmaceutical markets; Codexis' relationships with, and dependence on, its collaborators in its principal markets; Codexis' ability to deploy its technology platform in new adjacent market spaces; Codexis' dependence on, and need to attract and retain, key management and other personnel; the success

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of customers' pharmaceutical products in the market and the ability of such customers to obtain regulatory approvals for products and processes; Codexis' pharmaceutical product gross margins are variable and may decline from quarter to quarter; Codexis' dependence, in part, on Arch Pharmalabs Ltd's ability to effectively market and sell certain pharmaceuticals products; Codexis' ability to maintain license rights to a commercial scale expression system for enzymes that convert cellulosic biomass to sugars; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose; potential reduction in demand for commercial products using Codexis' technology as a result of fluctuations in the price of and demand for certain commodities; and Codexis' biofuel and bio-based chemicals business opportunities may be limited by the availability, cost or location of feedstocks. Additional factors that could materially affect actual results can be found in Codexis' Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2013, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contacts
Investors
Paul Cox, 212-362-1200
ir@codexis.com

Media
Jemma Connor, +44 161 359 3255
jemma.connor@notchcommunications.co.uk

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Codexis, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Revenues:
Product	$9,137	$6,834	$15,167
Collaborative research and development	2,344	1,078	14,612
Government awards	—	—	1,357
Total revenues	11,481	7,912	31,136
Costs and operating expenses:
Cost of product revenues	5,665	5,779	12,642
Research and development	7,322	10,594	16,349
Selling, general and administrative	8,124	7,286	9,395
Total costs and operating expenses	21,111	23,659	38,386
Loss from operations	(9,630)	(15,747)	(7,250)
Interest income	27	41	75
Other expenses	(85)	(6)	(118)
Loss before provision (benefit) for income taxes	(9,688)	(15,712)	(7,293)
Provision (benefit) for income taxes	(65)	(173)	197
Net loss	$(9,623)	$(15,539)	$(7,490)
Net loss per share of common stock, basic and diluted	$(0.25)	$(0.41)	$(0.21)
Weighted average common shares used in computing net loss per share of common stock, basic and diluted	37,842	37,581	36,057

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Codexis, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$31,231	$32,003
Marketable securities	12,943	13,524
Accounts receivable, net	7,412	7,545
Inventories	1,687	1,302
Prepaid expenses and other current assets	4,095	5,395
Total current assets	57,368	59,769
Restricted cash	1,511	1,511
Non-current marketable securities	1,939	3,623
Property and equipment, net	14,792	16,650
Intangible assets, net	12,090	12,934
Goodwill	3,241	3,241
Other non-current assets	2,701	2,237
Total assets	$93,642	$99,965
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,445	$3,654
Accrued compensation	4,152	3,495
Other accrued liabilities	4,826	6,948
Deferred revenues	4,352	2,186
Total current liabilities	17,775	16,283
Deferred revenues, net of current portion	1,254	1,299
Other long-term liabilities	3,868	3,943
Total liabilities	22,897	21,525
Stockholders' equity:
Common stock	4	4
Additional paid-in capital	295,863	294,128
Accumulated other comprehensive loss	56	(136)
Accumulated deficit	(225,178)	(215,556)
Total stockholders' equity	70,745	78,440
Total liabilities and stockholders' equity	$93,642	$99,965

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